SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 29, 2003

STATION CASINOS, INC

(Exact name of registrant as specified in its charter)

Nevada	000-21640	88-0136443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2411 West Sahara Avenue, Las Vegas, Nevada		89102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 367-2411

N/A
(Former name or former address, if changed since last report)

ITEM 5.          OTHER EVENTS.

On July 29, 2003, the Company issued a reconciliation of Net Income to EBITDA (as defined below).  The reconciliation provides historical detail in the same format as our earnings release for the second quarter ended June 30, 2003 and released on July 23, 2003.

EBITDA consists of net income plus change in accounting principle, income tax provision, interest and other expense, impairment loss, depreciation, amortization, Harrah’s patent litigation costs, write-off of our 50% investment in a restaurant at Green Valley Ranch Station, asset reserves and restructuring charges, less Thunder Valley development fee and insurance proceeds.  EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies.  The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company.  Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures.  To evaluate EBITDA and the trends it depicts, the components should be considered.  The impact of change in accounting principle, income tax provision, interest and other expense, impairment loss, depreciation, amortization, Harrah’s patent litigation costs, write-off of our 50% investment in a restaurant at Green Valley Ranch Station, insurance proceeds, Thunder Valley development fee, asset reserves and restructuring charges, each of which can significantly affect the Company’s results of operations and liquidity and should be considered in evaluating the Company’s operating performance, cannot be determined from EBITDA.  Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles (“GAAP”) and does not necessarily indicate cash flows will be sufficient to fund cash needs.  It should not be considered as an alternative to net income, as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity.  In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company’s measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies.

ITEM 7.          FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)   Not applicable

(b)   Not applicable

(c)   Exhibits

99.1  Reconciliation of Net Income to EBITDA

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos, Inc.

Date: July 29, 2003	By:	/s/ GLENN C. CHRISTENSON
Glenn C. Christenson Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer